EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Summary Selected Historical Financial Information”, “Selected Historical Financial Information” and “Experts” and to the use of our reports dated (i) February 6, 2004 with respect to the consolidated financial statements of Capital Lease Funding, LLC (successor to Capital Lease Funding, LP) and subsidiaries as of December 31, 2003 and for each of the three years in the period ended December 31, 2003; and (ii) February 6, 2004, with respect to the balance sheet of Capital Lease Funding, Inc. as of December 31, 2003, in the Registration Statement (Form S-11) and related Prospectus of Capital Lease Funding, Inc. for the registration of 20,000,000 shares of Capital Lease Funding, Inc.’s common stock.

/s/ Ernst & Young LLP

New York, New York

March 12, 2004